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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.            )

Filed by the registrant ☒
Filed by a party other than the registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
LOEHMANN'S HOLDINGS INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of filing fee (check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials:
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

YOUR VOTE IS IMPORTANT
FAILURE TO VOTE = A VOTE AGAINST
THE $23.00 PER SHARE PROPOSED MERGER

                                                                                             September 24, 2004

Dear Loehmann's Stockholder:

        We have previously mailed you proxy materials relating to the Special Meeting of Stockholders of Loehmann's Holdings Inc. to be held on Wednesday, October 13, 2004 to consider and vote upon the proposed merger as described in Loehmann's proxy statement dated September 2, 2004. Your vote is important regardless of how many shares you hold.

        If you have not yet voted, it is important that you send in your proxy card for this important meeting. Please understand that because approval of the merger requires the affirmative vote of a majority of the outstanding Loehmann's shares, by not voting your proxy, you are effectively voting against the merger and your right to receive $23.00 per share in cash for your shares.

        A special committee of independent directors and the board of directors of Loehmann's carefully considered many factors before unanimously concluding that the merger agreement and the related merger are in the best interests of Loehmann's unaffiliated stockholders. We want to highlight some of the reasons for, and benefits of, the merger:

  •
  Cash premium for your Loehmann's shares.    The $23.00 merger consideration represents a premium of approximately 5.7% over the closing price of Loehmann's shares on the last trading day prior to the public announcement of the proposed merger, and a premium of approximately 15.8%, 18.6% and 27.8% over the respective 30, 60 and 90-day average closing prices of Loehmann's shares prior to such date. The special committee and the board of directors believe that the merger consideration is likely the highest price reasonably attainable for your shares in a merger or other acquisition transaction.

  •
  Liquidity for your Loehmann's shares.    The thin trading market and the lack of liquidity of Loehmann's shares may make it difficult for you to realize full value for your Loehmann's shares if the merger is not completed. The special committee and the board of directors believe that the proposed merger will permit you to sell all of your Loehmann's shares at a fair price.

  •
  No other offer has emerged.    It has been more than five months since the merger was announced, and no bidder willing to pay more for your Loehmann's shares has emerged.

* * * BULLETIN * * *

ISS Recommends that Loehmann's Stockholders Vote FOR the Merger

Institutional Shareholder Services Inc. ("ISS"), the nation's leading independent proxy voting and corporate governance advisory firm, has announced that it is recommending that stockholders of Loehmann's vote FOR the proposed merger. In its report, ISS concluded: "Based on the fairness opinion, the liquidity issues, the strategic alternatives available, and the recommendation of the independent special committee, we believe the merger agreement warrants shareholder support." ISS's analyses and recommendations are relied upon by many major institutional investment firms, mutual funds and fiduciaries throughout the United States.

        Please see the information below under "Additional Information" which amends and supplements the information contained in Loehmann's proxy statement dated September 2, 2004.

        The special stockholders meeting to vote on the merger is less than three weeks away. Approval of the merger requires the affirmative vote of a majority of Loehmann's outstanding shares. Accordingly, your vote is important! Please vote today so that the merger will be approved and you will have the opportunity to receive $23.00 per share in cash for all of your shares.

        Thank you for your cooperation and continued support.

Sincerely,

Robert N. Friedman President and Chief Executive Officer

        You should vote FOR approval and adoption of the merger agreement and the related merger using one of the following simple methods:

  1.
  Vote by Telephone.    Call the toll-free number listed for this purpose on your voting form. Have your control number listed on the form ready and follow the simple instructions.

  2.
  Vote by Internet.    Go to the website listed on your voting form. Have your control number listed on the form ready and follow the simple instructions.

  3.
  Vote by Mail.    Mark, sign, date and return the enclosed proxy or voting form in the postage-paid return envelope provided.

PLEASE VOTE TODAY

ADDITIONAL INFORMATION

        The following information supplements the corresponding sections of Loehmann's proxy statement dated September 2, 2004, which we refer to as the Proxy Statement, and should be read in conjunction with the information contained in such sections.

FINANCING OF THE MERGER

        Designer Apparel Holding Company is currently pursuing financing the merger through a proposed private placement of debt securities by Loehmann's Capital Corp., a special purpose corporation formed for the sole purpose of issuing such debt securities. In connection with such proposed financing, Loehmann's Capital Corp. has prepared and distributed a preliminary confidential offering circular. The debt securities offered by Loehmann's Capital Corp. pursuant to the preliminary confidential offering circular have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold absent registration or an applicable exemption from the registration requirements.

        Certain information regarding Loehmann's which was included in the preliminary confidential offering circular was set forth in a Current Report on Form 8-K filed with the Securities and Exchange Commission on September 22, 2004.

        On September 21, 2004, DAHC entered into a Restated Commitment Letter with The CIT Group/Business Credit, Inc. and The CIT Group/Commercial Services, Inc., which we refer to together as CIT, and Silver Point Finance, LLC, which we refer to as Silver Point. The Restated Commitment Letter modifies certain of the terms of the initial commitment letter, dated April 22, 2004, by and among

DAHC, CIT and Silver Point. The Restated Commitment Letter provides for, among other things (i) an increase in the revolving line of credit facility to $60 million each year during the period from March 1 to August 31, with availability limited by a borrowing base consisting of specified percentages of eligible credit card receivables and inventory and letter of credit reserves, (ii) an extension of the term of the term loan to 5 years, (iii) the addition of a prepayment premium percentage equal to 6% of any principal amount prepaid after the third anniversary of the term loan, which prepayment premium percentage decreases ratably on a monthly basis to 0% on the maturity date of the term loan (the prepayment penalty during the first three years will continue to consist of an economic make whole premium as described in the Proxy Statement), (iv) an increase in the letter of credit facility to $20 million and (v) certain amendments to the financial covenants.

        In addition, the Restated Commitment Letter provides that the debt commitment of CIT expires at the close of business on November 1, 2004 and the debt commitment of Silver Point expires on October 15, 2004; provided, that DAHC will have the option in its sole discretion to extend the expiration date of the debt commitment of Silver Point to December 31, 2004, if, on or prior to October 15, 2004, DAHC agrees to, among other things, work exclusively with CIT and Silver Point to consummate the financings contemplated in the Restated Commitment Letter.

CERTAIN LITIGATION

        On September 14, 2004, the plaintiffs in the consolidated purported class action pending against Loehmann's and its directors in the Court of Chancery of the State of Delaware in and for New Castle County filed a Motion for Expedited Proceedings and Discovery, which we refer to as the Motion. In the Motion, the plaintiffs indicated that they plan to file a motion for preliminary injunction to enjoin the merger on the grounds that (i) Loehmann's and its directors allegedly failed to disclose material facts concerning the merger to Loehmann's stockholders in the Proxy Statement and (ii) the members of Loehmann's board of directors allegedly failed to put Loehmann's stockholders' interests above the interests of the members of the board of directors and failed to maximize stockholder value in agreeing to the terms of the merger. The plaintiffs asked the court (i) to schedule a hearing on a motion for preliminary injunction in advance of the stockholders meeting, currently scheduled for October 13, 2004, to approve the proposed merger and (ii) to order expedited discovery so that discovery can be completed before the hearing. On September 17, 2004, the defendants filed a brief asking the court to deny the plaintiffs' Motion.

        On September 15, 2004, the plaintiffs filed a Consolidated Amended Complaint, which we refer to as the Amended Complaint, that names Loehmann's and Loehmann's directors as defendants and alleges among other things that the defendants breached their fiduciary duties to Loehmann's stockholders by approving the terms of the merger. The Amended Complaint also includes allegations that Loehmann's failed to disclose in the Proxy Statement allegedly material information relating to the opinion of Peter J. Solomon Company, which we refer to as PJSC, and the financial analyses conducted in connection with such opinion which was delivered to the board of directors in connection with its consideration of the fairness of the proposed merger to Loehmann's stockholders. The Amended Complaint seeks, among other things, certification as a class action, injunctive relief (including enjoining the proposed merger or rescission if the proposed merger is consummated), and compensatory and/or rescissory damages. The Amended Complaint does not name Crescent as a defendant.

        In order to minimize the expense, inconvenience and distraction of litigation and to avoid any potential delay in the stockholder vote on the proposed merger, Loehmann's and its directors have reached an agreement in principle to settle the pending stockholder litigation. Under the terms of the proposed settlement, Loehmann's has agreed to make the supplemental disclosures set forth below under "Opinion of the Special Committee's Financial Advisor" and to pay a total of $312,000 to plaintiffs' counsel for their reasonable attorney's fees and expenses. Loehmann's and the other defendants continue to deny all of the allegations of wrongdoing contained in the Amended Complaint. In addition, the proposed settlement is not, and should not be construed as, an admission of wrongdoing or liability by any defendant. The settlement would result in the dismissal of the stockholder litigation and would be subject to the approval of the Court of Chancery of the State of Delaware.

OPINION OF THE SPECIAL COMMITTEE'S FINANCIAL ADVISOR

        Analysis of Selected Publicly Traded Comparable Companies.    TJX Companies, Inc. and Ross Stores, Inc. were not included in the group of PJSC comparable companies because their market capitalizations were significantly in excess of the market capitalization of Loehmann's and the other PJSC comparable companies.

        The trading multiples of certain PJSC comparable companies were not included in the range of implied multiples for the PJSC comparable companies if such trading multiples were significantly above or below the trading multiples of the other PJSC comparable companies.

        Analysis of Selected Comparable Transactions.    Set forth below is a list of the selected comparable transactions used in the analysis of selected comparable transactions:

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  TJX Companies, Inc. acquisition of Bob's Stores Center, Inc. (Oct. 2003)

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  Stage Stores acquisition of Peebles, Inc. (Oct. 2003)

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  Bon-Ton Stores acquisition of Elder Beerman Stores (Sep. 2003)

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  Gart Sports Company acquisition of The Sports Authority, Inc. (Feb. 2003)

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  Bear Stearns Merchant Banking acquisition of Lerner New York (Nov. 2002)

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  Retail Brand Alliance acquisition of Brooks Brothers, Inc. (Nov. 2001)

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  Charming Shoppes, Inc. acquisition of Lane Bryant (Jul. 2001)

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  Gart Sports Company acquisition of Oshman's Sporting Goods, Inc. (Feb. 2001)

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  Best Buy Company acquisition of Musicland Stores Corp. (Dec. 2000)

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  Value City Department Stores acquisition Filene's Basement Corp. (Feb. 2000)

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  Charming Shoppes acquisition of Catherines Stores Corp. (Nov. 1999)

        Discounted Cash Flow Analysis.    The discounted cash flow analysis was performed using two cases to reflect each of management's projections and a sensitivity case. The management and sensitivity cases were described in the Proxy Statement under the heading "Analysis of Selected Publicly Traded Comparable Companies". The management case is based upon projections prepared by Loehmann's management which assumed a 2% annual growth rate in net sales for the comparable store base (consisting of 39 Loehmann's stores open for at least one year) for 2005 through 2008 and an overall gross margin of 38.9% in 2004 and increasing to 39.8% in 2008. The sensitivity case assumed a 0% growth rate in net sales for the comparable store base for 2005 to 2008 and an overall gross margin of 38.6% for 2004 through 2008.

        LBO Analysis.    The assumed debt of $100 million in the illustrative transaction analysis implied a pro-forma debt to 2003 EBITDA ratio of 4.1x and a pro-forma debt to 2004 estimated EBITDA ratio of 3.3x.

*    *    *

        This document contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the settlement of the stockholder litigation related to the pending merger and the subsequent completion of the merger. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks include the ability to obtain court approval of the proposed settlement, the ability to obtain necessary stockholder approval of the merger agreement, the ability to satisfy other conditions to closing of the merger and the other risks that are described from time to time in Loehmann's filings with the Securities and Exchange Commission.

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ISS Recommends that Loehmann's Stockholders Vote FOR the Merger
ADDITIONAL INFORMATION
CERTAIN LITIGATION
OPINION OF THE SPECIAL COMMITTEE'S FINANCIAL ADVISOR